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[ELCOM INTERNATIONAL LOGO]                                          EXHIBIT 99.1


Elcom Contact:
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INVESTOR RELATIONS
E-mail: INVREL@ELCOM.COM

FOR IMMEDIATE RELEASE:

                  ELCOM RECEIVES FUNDING VIA PRIVATE PLACEMENT

            EXECUTIVES AND DIRECTORS LEAD FINANCING ROUND OF $920,000

NORWOOD, MA, April 29, 2003 - Elcom International, Inc. (OTCBB: ELCO), a leading international provider of remotely-hosted eProcurement and private eMarketplace solutions, announced today that it has closed a private placement of approximately $920,000 (resulting in approximately $675,000 in net cash proceeds to the Company) of 10% Senior Convertible Debentures (the "Debentures") to accredited investors. The financing round was led by Robert J. Crowell, the Chairman and CEO of the Company, and included John E. Halnen, the President and COO of the Company, William W. Smith, the Vice Chairman and Director of the Company, Andres Escallon, the Chief Technology Officer of the Company, (the "Inside Investors") and institutional and other Elcom stockholders ("Outside Investors").

The ten year Debentures are collateralized by a security interest in substantially all of the Company's assets for a two-year period and are convertible into common stock of the Company at a conversion price equal to the average closing price of the Company's common stock over the 50 trading days ending April 22, 2003. Mr. Crowell invested $300,000 in the Debentures and Mr. Halnen invested $60,000 in the Debentures. Of these amounts, Mr. Crowell was paid $187,000 by the Company and Mr. Halnen was paid $60,000 by the Company in repayment of a portion of their salaries which they had voluntarily suspended during 2002 in order to assist the Company in its efforts to retain cash. Mr. Crowell and Mr. Halnen immediately reinvested these proceeds into their purchase of the Debentures.

This Private Placement of the Debentures will remain open until the Company receives and accepts subscriptions for at least $1,250,000 or until the offering is earlier terminated, but no later than May 31, 2003 (unless extended by the Company). The offering is intended to generate sufficient cash proceeds that, when combined with the approximately $1,000,000 in license fees that had been advanced to the Company from Cap Gemini Ernst & Young UK plc (as previously announced), and existing cash reserves, given a certain level of revenue generation, are expected to support operations until projected positive cash flow is achieved in 2004.
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The Senior Convertible Debentures will not be registered under the Securities
Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act of 1933, and applicable state securities laws or available exemptions from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Senior Convertible Debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

COMPANY PRODUCT OFFERINGS

For detailed information on our PECOS(TM) technology and optional Dynamic Trading functionality, please visit our website at www.elcominternational.com/products.htm

ABOUT ELCOM INTERNATIONAL, INC.

Elcom International, Inc. (OTCBB: ELCO) is a leading international provider of remotely-hosted eProcurement and private eMarketplace solutions. Through its elcom, inc. subsidiary, Elcom's innovative remotely-hosted technology establishes the next standard of value and enables enterprises of all sizes to realize the many benefits of eProcurement without the burden of significant infrastructure investment and ongoing content and system management. PECOS Internet Procurement Manager, elcom, inc.'s remotely-hosted eProcurement and eMarketplace enabling platform was the first "live" remotely-hosted eProcurement system in the world. Additional information can be found at www.elcominternational.com.

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

Except for the historical information contained herein, the matters discussed in this Press Release could include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the Company's objectives, plans and strategies set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects", "forecasts" or similar expressions, are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that the Company's expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) availability and terms of appropriate working capital and/or other financing to keep the Company operating as a going concern, and the Company's $2.3 million in cash and cash equivalents at December 31, 2002 and its history of ongoing operating losses; (ii) the overall marketplace and client's acceptance and usage of eCommerce software systems, including corporate demand therefor, the impact of competitive technologies, products and pricing, particularly given the subsequently larger size and scale of certain competitors and potential competitors, control of expenses, revenue generation by the acquisition of new customers, the acceptance of the Company's system by individual agencies of the Scottish Executive (Government of Scotland), and corporate demand for eProcurement and eMarketplace solutions; (iii) the consequent results of operations given the aforementioned factors; and (iv) the anticipated requirement of the Company to raise additional working capital to fund operations during 2004 and the availability of any such funding to the Company, and other risks detailed from time to time in the Company's Annual Report on Form 10-K and in its other SEC reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this Press Release.


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